Exhibit 10.34

DEFERRED COMPENSATION AGREEMENT

This Deferred Compensation Agreement (the “Agreement”) by and between Opportunity Bank (the “Employer”) and Peter J. Johnson (the “Executive”), made this 17th day of November 2022, formalizes the agreements and understanding between the Employer and the Executive.

WITNESSETH:

WHEREAS, the Executive is employed by the Employer;

WHEREAS, the Employer recognizes the extraordinary services the Executive has performed for the Employer and wishes to provide certain deferred compensation benefits to Executive following a recent compensation review;

WHEREAS, the Employer and the Executive intend this Agreement shall at all times be administered and interpreted in compliance with Code Section 409A; and

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Employer and the Executive agree as follows:

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement, the following phrases or terms shall have the indicated meanings:

1.1    “Administrator” means the Board of Directors of the Employer or its designee.

1.2    “Beneficiary” means the person or persons designated in writing by the Executive to receive benefits hereunder in the event of the Executive’s death.

1.3    “Cause” means any of the following acts or circumstances: gross negligence or gross neglect of duties to the Employer; conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Employer; or fraud, disloyalty, dishonesty or willful violation of any law or significant Employer policy committed in connection with the Executive's employment and resulting in a material adverse effect on the Employer.

1.4    “Claimant” means a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.5    “Code” means the Internal Revenue Code of 1986, as amended.

1.6    “Effective Date” means November 1, 2022.

1.7    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE 2

PAYMENT OF BENEFITS

2.1         Benefit Payments. The Employer shall pay the Executive the deferred compensation benefits described in the table below within seven (7) days following the dates shown.

Date of Benefit Payment	Amount of Benefit Payment
January 1, 2023	$125,000
January 1, 2024	$125,000
January 1, 2025	$125,000

2.2         Payments After Death. In the event the Executive dies prior to receiving all payments due and owing hereunder, the Employer shall pay the Beneficiary the same amounts at the same times as the Employer would have paid the Executive had the Executive survived.

2.3         Termination for Cause. Notwithstanding any provisions of this Agreement to the contrary, if the Employer terminates the Executive’s employment for Cause, then the Executive shall not be entitled to any benefits under the terms of this Agreement.

2.4         Changes in Form or Timing of Benefit Payments. The Employer and the Executive may, subject to the terms hereof, amend this Agreement to delay the timing or change the form of payments. Any such amendment:

(a)         must take effect not less than twelve (12) months after the amendment is made;

(b)         must delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

(c)         must be made not less than twelve (12) months before distribution is scheduled to begin; and

(d)         may not accelerate the time or schedule of any distribution.

ARTICLE 3

BENEFICIARIES

3.1         Designation of Beneficiaries. The Executive may designate any person to receive any benefits payable under the Agreement upon the Executive’s death, and the designation may be changed from time to time by the Executive by filing a new designation. Each designation will revoke all prior designations by the Executive, shall be in the form prescribed by the Administrator, and shall be effective only when filed in writing with the Administrator during the Executive’s lifetime. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Executive’s spouse and returned to the Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.

3.2         Absence of Beneficiary Designation. In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Executive, the Employer shall pay the benefit payment to the Executive’s spouse. If the spouse is not living then the Employer shall pay the benefit payment to the Executive’s living descendants per stirpes, and if there are no living descendants, to the Executive’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Executive’s personal representative, executor, or administrator.

ARTICLE 4

ADMINISTRATION

4.1         Administrator Duties. The Administrator shall be responsible for the management, operation, and administration of the Agreement. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Employer, Executive or Beneficiary. No provision of this Agreement shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

4.2         Administrator Authority. The Administrator shall enforce this Agreement in accordance with its terms, shall be charged with the general administration of this Agreement, and shall have all powers necessary to accomplish its purposes. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Agreement.

4.3         Compliance with Code Section 409A. The Employer and the Executive intend that the Agreement comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Executive or Beneficiary. This Agreement shall be construed, administered and governed in a manner that affects such intent, and the Administrator shall not take any action that would be inconsistent therewith.

ARTICLE 5

CLAIMS AND REVIEW PROCEDURES

5.1         Claims Procedure. A Claimant who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows.

(a)         Initiation – Written Claim. The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b)         Timing of Administrator Response. The Administrator shall respond to such Claimant within forty-five (45) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional thirty (30) days by notifying the Claimant in writing, prior to the end of the initial forty-five (45) day period, that an additional period is required. The extension notice shall specifically explain the standards on which entitlement to a disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information.

(c)         Notice of Decision. If the Administrator denies all or a part of the claim, the Administrator shall notify the Claimant in writing of such denial in a culturally and linguistically appropriate manner. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a notice that the Claimant has a right to request a review of the claim denial and an explanation of the Agreement’s review procedures and the time limits applicable to such procedures; (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review, and a description of any time limit for bringing such an action; (v) for any disability claim, a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (A) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (B) the views of medical or vocational experts whose advice was obtained on behalf of the Employer in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or (C) a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration (vi) for any disability claim, the specific internal rules, guidelines, protocols, standards or other similar criteria relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist; and (viii) for any disability claim, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by Department of Labor Regulation Section 2560.503-1(m)(8).

5.2         Review Procedure. If the Administrator denies all or a part of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows.

(a)         Additional Evidence. Prior to the review of the denied claim, the Claimant shall be given, free of charge, any new or additional evidence considered, relied upon, or generated by the Administrator, or any new or additional rationale, as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided, to give the Claimant a reasonable opportunity to respond prior to that date.

(b)         Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

(c)          Additional Submissions – Information Access. After such request the Claimant may submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(d)         Considerations on Review. In considering the review, the Administrator shall consider all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for disability benefits. The claim shall be reviewed by an individual or committee who did not make the initial determination that is subject of the appeal and who is not a subordinate of the individual who made the determination. Additionally, the review shall be made without deference to the initial adverse benefit determination. If the initial adverse benefit determination was based in whole or in part on a medical judgment, the Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination and will not be the subordinate of such individual. If the Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Administrator will identify such experts.

(e)         Timing of Administrator Response. The Administrator shall respond in writing to such Claimant within forty-five (45) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional forty-five (45) days by notifying the Claimant in writing, prior to the end of the initial forty-five (45) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(f)         Notice of Decision. The Administrator shall notify the Claimant in writing of its decision on review. The Administrator shall write the notification in a culturally and linguistically appropriate manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a); (v) for any disability claim, a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (A) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (B) the views of medical or vocational experts whose advice was obtained on behalf of the Employer in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or (C) a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration; and (vi) for any disability claim, the specific internal rules, guidelines, protocols, standards or other similar criteria relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist.

5.3         Exhaustion of Remedies. The Claimant must follow these claims review procedures and exhaust all administrative remedies before taking any further action with respect to a claim for benefits.

5.4         Failure to Follow Procedures. In the case of a claim for disability benefits, if the Administrator fails to strictly adhere to all the requirements of this claims procedure with respect to a disability claim, the Claimant is deemed to have exhausted the administrative remedies available under the Agreement, and shall be entitled to pursue any available remedies under ERISA Section 502(a) on the basis that the Administrator has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim, except where the violation was: (a) de minimis; (b) non-prejudicial; (c) attributable to good cause or matters beyond the Administrator’s control; (d) in the context of an ongoing good-faith exchange of information; and (e) not reflective of a pattern or practice of noncompliance. The Claimant may request a written explanation of the violation from the Administrator, and the Administrator must provide such explanation within ten (10) days, including a specific description of its basis, if any, for asserting that the violation should not cause the administrative remedies to be deemed exhausted. If a court rejects the Claimant’s request for immediate review on the basis that the Administrator met the standards for the exception, the claim shall be considered as re-filed on appeal upon the Administrator’s receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Administrator shall provide the claimant with notice of the resubmission.

ARTICLE 6

AMENDMENT AND TERMINATION

6.1         Agreement Amendment Generally. Except as provided in Section 6.2, this Agreement may be amended only by a written agreement signed by both the Employer and the Executive.

6.2         Amendment to Ensure Proper Characterization of Agreement. Notwithstanding anything in this Agreement to the contrary, the Agreement may be amended by the Employer at any time, if found necessary in the opinion of the Employer, to conform the Agreement to the requirements of any applicable law or to comply with the written instructions of the Employer’s auditors or banking regulators.

6.3         Agreement Termination Generally. Except as provided in Section 6.4, this Agreement may be terminated only by a written agreement signed by the Employer and the Executive. Such termination shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2.

6.4         Effect of Complete Termination. Notwithstanding anything to the contrary in Section 6.3, and subject to the requirements of Code Section 409A and Treasury Regulation Section 1.409A-3(j)(4)(ix), at certain times the Employer may completely terminate and liquidate the Agreement. In the event of such a complete termination, the Employer shall pay the Executive the Accrued Benefit.

ARTICLE 7

MISCELLANEOUS

7.1         No Effect on Other Rights. This Agreement constitutes the entire agreement between the Employer and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Employer nor limit the right of the Employer to discharge or otherwise deal with the Executive without regard to the existence hereof.

7.2         State Law. To the extent not governed by ERISA, the provisions of this Agreement shall be construed and interpreted according to the internal law of the State of Montana without regard to its conflicts of laws principles.

7.3         Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

7.4         Nonassignability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

7.5         Unsecured General Creditor Status. Payment to the Executive or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Employer and no person shall have any interest in any such asset by virtue of any provision of this Agreement. The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. In the event that the Employer purchases an insurance policy insuring the life of the Executive to recover the cost of providing benefits hereunder, neither the Executive nor the Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom.

7.9         Removal. Notwithstanding anything in this Agreement to the contrary, the Employer shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued pursuant to Section 8(e) of the Federal Deposit Insurance Act. Furthermore, any payments made to the Executive pursuant to this Agreement shall, if required, comply with 12 U.S.C. 1828, FDIC Regulation 12 CFR Part 359 and any other regulations or guidance promulgated thereunder.

7.10         Notice. Any notice, consent or demand required or permitted to be given to the Employer or Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Employer’s principal business office. Any notice or filing required or permitted to be given to the Executive or Beneficiary under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive or Beneficiary, as appropriate. Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

7.11         Headings and Interpretation. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed part of this Agreement. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

7.13         Coordination with Other Benefits. The benefits provided for the Executive or the Beneficiary under this Agreement are in addition to any other benefits available to the Executive under any other plan or program for employees of the Employer. This Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

7.14         Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Employer, its successor and assigns, and the Executive, the Executive’s successors, heirs, executors, administrators, and the Beneficiary.

7.15         Tax Withholding. The Employer may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation to withhold in connection with any benefits under the Agreement.

7.16         Responsibility for Taxes. The Executive shall be responsible for the payment of all individual tax liabilities relating to any benefits paid hereunder. The Executive acknowledges that in no event will the Employer be liable to the Executive for any taxes resulting from the Executive’s participation in the Agreement, including any additional penalty, excise or other taxes that might be imposed as a result of Code Section 409A.

7.17         Aggregation of Agreement. If the Employer offers other non-qualified deferred compensation plans in addition to this Agreement, this Agreement and those plans shall be treated as a single plan to the extent required under Code Section 409A.

IN WITNESS WHEREOF, the Executive and a representative of the Employer have executed this Agreement document as indicated below:

Executive:	Employer:

/s/ Peter J. Johnson	By: /s/ Rick Hays
Its: Chairman of the Board

DEFERRED COMPENSATION AGREEMENT

Beneficiary Designation

I, Peter J. Johnson, designate the following as Beneficiary under this Agreement:

Primary

____________________________________________________________________________________         _______%

____________________________________________________________________________________         _______%

Contingent

____________________________________________________________________________________         _______%

____________________________________________________________________________________         _______%

I understand that I may change this beneficiary designation by delivering a new written designation to the Administrator, which shall be effective only upon receipt by the Administrator prior to my death. I further understand that the designation will be automatically revoked if the Beneficiary predeceases me or if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Signature:         _______________________________                  Date:         _______

SPOUSAL CONSENT (Required only if Administrator requests and someone other than spouse is named Beneficiary)

I consent to the beneficiary designation above. I also acknowledge that if I am named Beneficiary and my marriage is subsequently dissolved, the beneficiary designation will be automatically revoked.

Spouse Name:         _______________________________

Signature:         _______________________________         Date:

Received by the Administrator this ________ day of ___________________, 20__

By:         _________________________________

Title:      ________________________________